UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 3, 2007

YELLOWCAKE MINING INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-137539
(Commission File Number)

83-0463005
(IRS Employer Identification No.)

213 West Main Street, Suite F, Riverton, WY 82501
(Address of principal executive offices and Zip Code)

307-856-8080
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01	Regulation FD Disclosure.

Letter of Intent with American Nuclear Fuels (Colorado) LLC

On October 3, 2007, Yellowcake Mining Inc. (“we”, “us”, or the “Company”) entered into a letter of intent (“LOI”) with American Nuclear Fuels (Colorado) LLC (“ANF”) to acquire an interest in certain uranium properties located in Gateway, CO (the “Properties”) owned by Beck Mining Enterprises LLC, BeckWorth Corporation, Bedrock Development LLC, Eagle Venture Group LLC and Bruce Beck (collectively the “Vendors”). Pursuant to the terms of the LOI, we agreed to make a non-refundable payment of $125,000 to ANF, in consideration of which ANF has agreed among other things to:

(a)	“stand still” for a 60 day period with respect to Properties and enter into standstill agreements with the Vendors and assign its interest in those agreements to us;

(b)	negotiate the terms of a definitive agreement along with the Vendors for the acquisition of the Properties using term sheet attached as a schedule to the LOI as a general basis for negotiation of the acquisition; and

(c)	provide the Company with sufficient due diligence materials to make a decision as to whether to proceed with the acquisition of the Properties.

Pursuant to the terms of the LOI, on October 3, 2007, ANF entered into “stand still” agreements with each of the Vendors whereby each of the Vendors agreed to “stand still” with respect to their mineral claims and not offer the properties for sale to any other party until December 3, 2007. On October 10, 2007 ANF and the Company entered into an assignment agreement pursuant to which ANF assigned its interest in the standstill agreements with each of the Vendors to the Company.

Land Acquisitions at Jeep and Juniper Ridge Properties

On October 11, 2007 the Company filed a press release respecting land acquisitions at the Jeep and Juniper Ridge, Wyoming, Uranium Properties. A copy of the release is filed as exhibit 99.1 hereto and is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press release dated October 11, 2007 regarding Land Acquisitions at the Jeep and Juniper Ridge, Wyoming, Uranium Properties

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YELLOWCAKE MINING INC.

/s/ Robert A. Rich
Robert A. Rich, Director

Date: October 12, 2007